Exhibit 99.1

PRESS RELEASE	LIFE SCIENCES RESEARCH, INC.
(NYSE Arca: LSR)
PO Box 2360
Mettlers Road
East Millstone, NJ 08875-2360

For Further Information:
Richard Michaelson
Phone: US (732) 649-9961
Email: LifeSciencesResearch@LSRinc.net

November 23, 2009

Life Sciences Research, Inc.’s Stockholders Approved Going Private Transaction

East Millstone, New Jersey, November 23, 2009 – Life Sciences Research, Inc. (NYSE Arca: LSR) announced today that, at a special meeting of its stockholders held today, its stockholders voted to approve the merger of Lion Merger Corp. with and into LSR pursuant to the Agreement and Plan of Merger, dated as of July 8, 2009, among LSR, Lion Holdings, Inc., and Lion Merger Corp., as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 20, 2009, among LSR, Lion Holdings, Inc., and Lion Merger Corp.

The transaction is expected to be consummated on or about November 24, 2009, subject to the satisfaction of customary closing conditions.  At the effective time of the merger, the separate corporate existence of Lion Merger Corp. will cease, and LSR will survive as a wholly owned subsidiary of Lion Holdings, Inc.  Pursuant to the Agreement and Plan of Merger, as amended, at the effective time of the merger, each outstanding share of the voting common stock, par value $0.01 per share, of LSR (other than shares owned by Lion Holdings, Inc., Lion Merger Corp. or any other direct or indirect wholly owned subsidiary of Lion Holdings, Inc. and LSR, and in each case not held on behalf of third parties) will be cancelled and converted into the right to receive $8.50 per share in cash, without interest and less any applicable withholding taxes.

About Life Sciences Research

Life Sciences Research, Inc. is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries.  LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment.  The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR’s clients’ products.  LSR’s services are designed to meet the regulatory requirements of governments around the world.  LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

Forward Looking Statements

This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  These statements are based largely on LSR’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR’s control, including without limitation the ability to satisfy the conditions to closing set forth in the Agreement and Plan of Merger, as amended, and other risks and uncertainties as more fully described in LSR’s SEC filings, including its Form 10-K for the fiscal year ended December 31, 2008, as filed with the U.S. Securities and Exchange Commission.